Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158576) and in the Registration Statement (Form S-8 No. 333-169892) pertaining to the 2009 Stock Option Plan and 2010 Employee Stock Purchase Plan, respectively, of Nevada Gold & Casinos, Inc. of our report dated April 29, 2015, relating to our audit of the financial statements of Gaming Ventures of Las Vegas, Inc. dba Club Fortune Casino as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ RSM US LLP

RSM US LLP

Certified Public Accountants

Las Vegas, Nevada
February 12, 2016